Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Optical Cable Corporation:

We consent to the incorporation by reference in Registration Statement Nos. 333-09433, 333-115575, 333-128163, 333-174917, 333-189277, 333-203129, and 333-216987 on Forms S-8 and Registration Statement No. 333-103108 on Form S-3 of Optical Cable Corporation of our report dated January 28, 2016, with respect to the consolidated statements of operations, shareholders’ equity, and cash flows of Optical Cable Corporation and subsidiaries for the year ended October 31, 2015, which report is incorporated by reference in the October 31, 2017 Annual Report on Form 10-K of Optical Cable Corporation.

/s/ KPMG LLP

Roanoke, Virginia
December 19, 2017